CCG Investor Relations

Crocker Coulson, President

Tel: +1-646-213-1915

Email: crocker.coulson@ccgir.com

Orient Paper, Inc.

Winston Yen, CFO

Phone: +1-562-818-3817

Email: info@orientpaperinc.com

Orient Paper Inc. Announces Auditor Change within BDO Network

BAODING, Hebei, China – December 23, 2011, Orient Paper, Inc. (AMEX: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in northern China, today announced that on December 21, 2011 the Company engaged BDO China Shu Lun Pan CPAs LLP ("BDO China"), the China-based member of BDO International Ltd., as its independent registered public accounting firm, replacing BDO Limited, the Hong Kong member of BDO International Ltd. (“BDO HK”). The Company dismissed BDO HK as the Company’s auditor on December 21, 2011. The Company believes the transition from BDO HK to BDO China will be smooth and will not adversely affect the Company’s upcoming audit.

Orient Paper's board of directors and audit committee approved the change in accounting firm, which did not result from any disagreements with BDO HK on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, in connection with the audit of the Company's financial statements for the fiscal years ended December 31, 2010, December 31, 2009, December 31, 2008 and the subsequent interim periods through December 2011.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company’s ability to introduce new products; the Company’s ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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